Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of October 14, 2023, by and between WEBTOON Entertainment Inc., a Delaware corporation (the “Company”), and David Lee (the “Executive”).

RECITAL

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, for such purposes and upon the terms and conditions hereinafter provided; and

WHEREAS, the parties wish to establish the terms of the Executive’s employment with the Company and set out fully their respective rights, obligations and duties.

Now, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties hereby agree as follows:

AGREEMENT

1.	Employment by the Company.

(a) Title and Capacity. The Executive’s employment with the Company will commence on a date to be determined by Executive and the Company, which shall be no earlier than January 1, 2024 (provided that the Executive in his sole discretion may decide to commence employment on a date earlier than January 1, 2024) (the “Effective Date”) and end on the Termination Date (as defined below). The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, effective as of the Effective Date, under the terms set forth in this Agreement. The Executive will serve in an executive capacity as the Chief Operating Officer and Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (“CEO”). During the Executive’s employment with the Company, the Executive will devote Executive’s best efforts and all of Executive’s business time, energy, business judgement, knowledge, skill and attention to the performance of the Executive’s duties to the Company and the business of the Company.

(b) Duties and Location. The Executive shall perform such duties as are ordinary, customary, and necessary in such roles, and shall serve with responsibilities, duties, and authority usual and customary for such positions. The Executive shall perform any duties as are assigned to the Executive from time to time, consistent with the Bylaws of the Company and as required by the CEO. The Executive will be expected to work for the majority of his working time at the Company’s office located in Los Angeles, California.

(c) Company Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation and Benefits.

(a) Base Salary. The Company agrees to pay the Executive for services rendered an annual base salary of $500,000, subject to payroll withholding and deductions, and payable in accordance with Company’s customary payroll practice (the “Base Salary”). The Base Salary is subject to review periodically by the Board of Directors of the Company (the “Board”), in its sole discretion; provided, however, that any such review will not necessarily result in an adjustment to the Base Salary. Any change in the Base Salary must be approved by the Board.

(b) Targeted Incentive Bonus. For the 2024 fiscal year and each fiscal year thereafter, the Executive is eligible to earn, in addition to the Base Salary and subject to the terms hereof and in the sole discretion of the Board, a targeted incentive bonus of up to 100% of Base Salary, subject to all applicable withholdings and deductions (the “Targeted Incentive Bonus”), provided that, regardless of whether or not the relevant performance criteria are attained, the Executive shall receive a bonus payment that is no less than 50% of Base Salary. Whether the Executive earns a Targeted Incentive Bonus award shall be determined by the Board in its sole discretion, based on the

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achievement of the Executive’s and the Company’s performance against “goals” during the applicable fiscal year. The Targeted Incentive Bonus performance goals will be set by the Board at the beginning of each fiscal year. The Executive must remain an active employee through the date of payment to earn any Targeted Incentive Bonus, provided, however, that if the Company terminates the Executive’s employment without Cause or if the Executive resigns for Good Reason, the Executive shall receive any earned but unpaid Targeted Incentive Bonus regardless of the fact that the Executive is not an active employee as of the payment date of the Targeted Incentive Bonus, subject to the Executive delivering an effective Release in accordance with Section 3(b). Any Targeted Incentive Bonus, if earned, shall be payable no earlier than the first payroll period in the new fiscal year, but in no event later than the first quarter following the applicable fiscal year.

(c) Signing Bonus. The Company shall pay the Executive a lump sum cash signing bonus of $600,000 (the “Signing Bonus”) within 30 days following the Effective Date; provided that the Executive shall repay a pro rata portion of the Signing Bonus within 10 days following the Executive’s termination of employment if, prior to the second anniversary of the Effective Date, the Executive terminates the Executive’s employment without Good Reason (as defined below) or the Company terminates the Executive’s employment for Cause (as defined below).

(d) Equity. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, as soon as practicable following the Effective Date and subject to Board approval, the Company will grant the following equity awards to the Executive: (i) a grant of stock options at an exercise price equal to the value of the company on the date of grant, which will represent 0.5% of the Company’s fully diluted capital stock on the date of grant and vest quarterly over the three-year period commencing with the Effective Date, and (ii) a grant of restricted stock units, which will represent 0.06% of the Company’s fully-diluted capital stock on the date of grant and which shall vest quarterly over the three-year period commencing with the Effective Date, in each case, subject to accelerated vesting of 100% of unvested awards upon the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason within 12 months following a Change in Control. All other terms and conditions of such awards shall be governed by the terms and conditions of the Company’s equity incentive plan (the “Plan”) and the applicable award agreements.1

(e) Benefits. The Executive (and, where applicable, the Executive’s qualified dependents) will be eligible to participate in health insurance and other employee benefit plans and policies established by the Company (as in effect from time to time) for its executive team on substantially the same terms as are made available to other such executives of the Company generally. The Executive’s participation (and the participation of the Executive’s qualified dependents) in the Company’s benefit plans and policies will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.

(f) Expenses. The Company will reimburse the Executive for (i) all reasonable and necessary expenses incurred by the Executive in connection with the Executive’s discharge of the Company’s business and (ii) all reasonable and necessary commuting expenses for airfare, hotel and ground transportation between the San Francisco Bay Area and Los Angeles for five days per week

[1]	NTD: Provisions regarding exercise will be set forth in the Plan and award agreement.

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from January 1, 2024 to December 31, 2026 (or if earlier, the Termination Date), with the aggregate amount reimbursed pursuant to this clause (ii) not to exceed $50,000 for each six-month period between January 1, 2024 to December 31, 2026 (which may be reviewed and reasonably adjusted from time to time), in each case, in accordance with the applicable Company policy as may be amended from time to time.

(g) Termination of Benefits. Except as set forth in Section 3 or as otherwise specified herein or in any other agreement between the Executive and the Company, if the Executive’s employment is terminated by the Company for any reason, with or without Cause, or if the Executive resigns the Executive’s employment voluntarily, with or without Good Reason, no compensation or other payments will be paid or provided to the Executive for periods following the Termination Date (as defined below); provided that any rights the Executive may have under the Company’s benefit plans shall be determined under the provisions of such plans. If the Executive’s employment terminates as a result of the Executive’s death or Disability (as defined below), no compensation or payments will be made to the Executive or to the Executive’s estate, as the case may be, other than any Accrued Compensation (as defined below) and those benefits to which the Executive may otherwise be entitled under the benefit plans of the Company.

(h) Advisor Fees. If the Executive provides any advisory services to the Company prior to the Effective Date, the Executive (i) shall be compensated in cash at a per-diem rate that is calculated based on the Executive’s Base Salary and paid in arrears on each Company payroll date prior to the Effective Date, subject to the Executive providing a reasonable accounting of hours worked and (ii) acknowledges and agrees that the Executive (A) will be acting and will act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company or any of its affiliates, (B) is and will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation provided pursuant to this Section 2(h) and (C) will not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or any of its affiliates prior to the Effective Date.

3. Compensation and Benefits Upon Termination of Employment. Upon termination of the Executive’s employment (such date of termination being referred to as the “Termination Date”), the Company will pay the Executive the compensation and benefits as described in this Section 3.

(a) General Benefits Upon Termination. The Company will pay the Executive, or Executive’s estate, as the case may be, any accrued but unpaid Base Salary, approved but unpaid business expenses, and accrued but unused vacation (collectively, the “Accrued Compensation”).

(b) Termination without “Cause” or Resignation for “Good Reason”. If the Company terminates the Executive’s employment without Cause or if the Executive resigns for Good Reason: the Executive shall be eligible to receive: (i) a lump sum payment equal to 12 months of Base Salary, subject to payroll withholding and deductions (“Severance Payment”), (ii) a lump sum payment equal to the Targeted Incentive Bonus, prorated for the portion of the fiscal year elapsed as of the Termination Date, subject to payroll withholding and deduction (“Severance Bonus Amount”), and (iii) the benefits set forth in Section 3(d); provided, however, that in each case the receipt of the Severance Payment, the Severance Bonus Amount, benefits and accelerated vesting is expressly contingent upon the Executive’s execution, delivery, and non-revocation of a release and waiver of claims agreement in a form provided by the Company (the “Release”) within 60 days following the Termination Date. The Severance Payment, Severance Bonus Amount, and benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”). The foregoing notwithstanding, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1st of such subsequent calendar year.

(c) Definitions.

(i) “Cause” means (A) (the Executive’s conviction of, indictment for or plea of nolo contendere to, any felony or any crime involving dishonesty or moral turpitude; (B) the Executive’s intentional participation in any fraud or act of dishonesty against the Company; (C) a willful violation by the Executive of any of the Company’s written policies or other serious misconduct that is not cured (to the extent curable) within 30 days following written notice of Cause from the Company provided that a cure is possible; (D) the Executive’s willful and continued failure to substantially perform any of the Executive’s job duties or to follow lawful directives of the Board that is not cured (to the extent curable) within 30 days following written notice

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of Cause from the Company; (E) conduct by the Executive which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve that is not cured (to the extent curable) within 30 days following written notice of Cause from the Company provided a cure is possible; or (F) the Executive’s willful, material breach of any agreement with the Company (or its subsidiaries or successors) that is not cured (to the extent curable) within 30 days following written notice of Cause from the Company. In the event the Cause definition in this Agreement differs from the Cause definition in the Plan, the definition in this Agreement shall control.

(ii) “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (A) a merger, consolidation or other reorganization, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (B) a sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (C) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a transfer of the then issued and outstanding voting securities of the Company by one or more of the Company’s stockholders. Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Executive: (A) a material reduction in Base Salary or Targeted Incentive Bonus opportunity, other than a general reduction in Base Salary or Targeted Incentive Bonus opportunity that affects all similarly situated executives; (B) a material diminution in Executive’s title, duties, or responsibilities without cause, provided that a reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall not constitute a material reduction in job responsibilities or duties; or (C) a relocation of Executive’s primary work location that increases Executive’s one-way commute by more than 35 miles (provided that, a relocation shall not include: (1) the Executive’s travel for business in the course of performing the Executive’s duties for the Company or any of its subsidiaries or affiliates, (2) the Executive working remotely, or (3) the Company or any of its subsidiaries or affiliates requiring the Executive to report to the office within the Executive’s principal place of employment (instead of working remotely) pursuant to Section 1); provided, however, that no such event or condition shall constitute Good Reason unless (X) the Executive gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice, and (Z) the Termination Date occurs within 90 days following the Company’s receipt of such notice.

(d) Benefits Continuation.

(i) COBRA. If the Executive’s employment is terminated pursuant to Section 3(b) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for a 12-month period following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.

(ii) Special Cash Payments. If the Company determines, in its sole discretion, that it cannot pay its share of the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the Company’s share of the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the Benefits Continuation Period.

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(iii) Alternative Eligibility. The above notwithstanding, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage. Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance benefits. The Executive hereby represents that Executive will notify the Company in writing within three days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period.

(e) Death. This Agreement shall automatically terminate upon the death of the Executive and all monetary obligations of Company under Section 3 of this Agreement shall be prorated to the Termination Date and paid to the Executive’s estate.

(f) Disability. The Company may terminate the Executive’s employment for “Disability” if the Executive is unable, due to a physical or mental impairment, to perform the essential functions of the Executive’s job position, with or without reasonable accommodation, for a period of 90 consecutive calendar days, or for at least 65 business days within a 12-month period, provided that the Company shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act. A termination of employment pursuant to this Section 3(f) shall constitute a termination for Cause.

4. At-Will Employment. The Executive will be an “at-will” employee of the Company, which means the employment relationship can be terminated by either the Executive or the Company for any reason, at any time, with or without prior notice and with or without Cause or Good Reason; provided that if the Executive terminates the employment relationship without Good Reason, Termination Date will be the 60th day following the Company’s receipt of written notice from the Executive and the Company may, in its discretion, make the Termination Date any earlier date. The Company makes no promise that the Executive’s employment will continue for any particular period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter the Executive’s status as an “at-will” employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of the Company has the authority to change the Executive’s status as an “at-will” employee. The “at-will” nature of the employment relationship with the Executive can only be altered by a written agreement signed by the Executive and by the Board.

5. Director and Officer Liability Insurance; Indemnification. During the Executive’s employment hereunder, the Executive shall be entitled to the same indemnification and director and officer liability insurance as the Company and its affiliates maintain for other corporate officers.

6. Employee Confidential Information and Inventions Assignment Agreement. The Executive shall execute and deliver the Company’s standard Employee Confidential Information and Inventions Assignment Agreement set forth as Exhibit A hereto.

7. Attention to Duties; Conflict of Interest. Except with the prior written consent of the Board, the Executive will not while employed by the Company undertake or engage in any other employment, occupation or business enterprise, other than Board and advisor roles the Executive is serving in as of the Effective Date at Inevitable Tech, Zevia and Benson Hill. The Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or cause a conflict with the Company’s interests. While employed by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise (other than on behalf of the Company and its subsidiaries), (a) promote, participate or engage in any activity or other business competitive with the Company’s business or (b) solicit or call upon any customer or prospective customer of the Company or any of its subsidiaries, or any person who was a customer of the Company or its subsidiaries during the one-year period preceding any such solicitation or contact, for the purpose of, or with the intention of, selling or providing to such customer or prospective customer any product or service substantially similar to any product or service sold, provided, or under development by the Company or any of its subsidiaries during the one-year

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period immediately preceding any such solicitation or contact. The Executive agrees that, during the Executive’s period of employment with the Company and for the 12-month period following the Executive’s termination of employment for any reason, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person (other than the Company or any of its subsidiaries), solicit, recruit, or hire, or attempt to solicit, recruit, or hire, to work for or engage in a business in competition with the Company or any of its subsidiaries any individual who is at that time, or was within the one-year period immediately preceding any such solicitation, recruitment, or hiring, an employee of the Company or any of its subsidiaries; provided that this sentence shall not prohibit the Executive from soliciting any individual pursuant to general advertisements and job listings disseminated to the public at large. The Executive shall not invest in any company or business which competes in any manner with the Company, except (i) as a passive investor and solely in the capacity of a passive investor and (ii) for so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation. The Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 7. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their confidential information and that each and every one of the restraints is reasonable in respect of subject matter, length of time, and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial, and immeasurable value to the Company and its subsidiaries, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Company’s affiliates shall have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including pursuant to this Section 7.

8. Non-Disparagement. The Executive covenants and agrees that the Executive shall not make, or solicit or encourage others to make or solicit, directly or indirectly (on the Executive’s own behalf or in the service or on behalf of others or jointly with any other person), any public derogatory statement or other public communication with the intent to disparage the Company or any of its subsidiaries or their businesses, products, services, personnel, or activities. The Company agrees to instruct members of the Board and its executive officers not to make, or solicit or encourage others to make or solicit, directly or indirectly (on the Company’s own behalf or in the service or on behalf of others or jointly with any other person), any public derogatory statement or other public communication with the intent to disparage the Executive or his businesses, products, services, or activities.

9. Section 409A of the Code.

(a) General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (or an exemption thereto) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of Section 409A of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(c) Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) Installment Payments. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

10. General Provisions.

(a) Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(b) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(c) Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.

(d) Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(e) Entire Agreement. This Agreement, including Exhibit A, which is deemed incorporated by reference herein, constitute the entire and only agreement and understanding between the parties governing the terms and conditions of employment of the Executive with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings governing the terms and conditions of the Executive’s employment by the Company. In the event of any conflict between the terms of any other agreement between the Executive and the Company entered into prior to the Effective Date, the terms of this Agreement shall control.

(f) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female references, and the word “or” is used in the inclusive sense.

(h) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by overnight courier, facsimile transmission, or the third day after mailing by first class mail) to the Company at its primary office location and to the Executive at Executive’s address as listed on the Company payroll (which address may be changed by written notice).

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(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(j) Governing Law, Forum Selection. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the Slate of California without giving effect to the principles of conflict of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located in Los Angeles County, California, and the Company and the Executive each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

COMPANY, INC.

By:	/s/ Junkoo Kim
/s/ David Lee David Lee

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This Agreement will be effective as of the earliest date of my employment with the Company, JAN 1, 2023.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

/s/ David Lee		10/14/2023
David Lee		Date

ACCEPTED AND AGREED TO:

WEBTOON ENTERTAINMENT INC.

By:	/s/ Junkoo Kim	10/17/2023
Date

CALIFORNIA

COMPANY SENSITIVE & CONFIDENTIAL

B-1

Attachment 1

California Labor Code Provisions

Section 2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section 2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

CALIFORNIA

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A1